UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Bridge Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BRIDGE BANCORP, INC.

2200 Montauk Highway, P.O. Box 3005

Bridgehampton, NY 11932

April 2, 2013

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Bridge Bancorp, Inc. (the “Company”).  Our Annual Meeting will be held at the offices of our subsidiary, The Bridgehampton National Bank, 2200 Montauk Highway, Bridgehampton, New York 11932, on Friday, May 3, 2013 at 11:00 a.m.

The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting.  During the Annual Meeting we will also report on the operations of the Company.  Directors and officers of the Company will be present to respond to questions that shareholders may have.  Also enclosed for your review is our Annual Report, which contains detailed information concerning the operating activities and financial statements of the Company.

The business to be conducted at the Annual Meeting consists of the election of four Directors; an advisory (non-binding) vote to approve executive compensation; and the ratification of the appointment of an Independent Registered Public Accounting Firm for the year ending December 31, 2013. The Board of Directors of the Company unanimously recommends a vote “FOR” the election of Directors, “FOR” the approval of executive compensation, and “FOR” the ratification of the appointment of Crowe Horwath LLP as the Company’s Independent Registered Public Accounting Firm.

On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card, or cast your vote electronically, as soon as possible, even if you currently plan to attend the Annual Meeting.  This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.  Your vote is important, regardless of the number of shares that you own.  Thank you for your continued investment in Bridge Bancorp, Inc.

Sincerely,

Kevin M. O’Connor

President and Chief Executive Officer

BRIDGE BANCORP, INC.

2200 Montauk Highway, P.O. Box 3005

Bridgehampton, NY 11932

NOTICE OF ANNUAL MEETING

TO BE HELD MAY 3, 2013

To the Shareholders of Bridge Bancorp, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Bridge Bancorp, Inc. will be held at The Bridgehampton National Bank, 2200 Montauk Highway, Bridgehampton, New York 11932, on Friday, May 3, 2013, at 11:00 a.m., for the purpose of considering and voting on the following matters:

1)           The election of four Directors to the Company’s Board of Directors, to hold office for a term of three years or until their successors are elected and qualified;

2)           An advisory (non-binding) vote to approve our executive compensation as described in the proxy statement;

3)           The ratification of the appointment of Crowe Horwath LLP as the Independent Registered Public Accounting Firm for the Company for the year ending December 31, 2013; and

such other business as may properly come before the Annual Meeting or any adjournments thereof. Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, including all adjournments of the Annual Meeting.  Only those shareholders of record at the close of business on March 15, 2013 shall be entitled to notice of and to vote at the Annual Meeting.

The Board of Directors believes that the election of the director nominees, the advisory (non-binding) vote to approve executive compensation, and the ratification of the appointment of Crowe Horwath LLP as the Company’s Independent Registered Public Accounting Firm are in the best interests of the Company and its shareholders and unanimously recommends a vote FOR Items 1, 2, and 3.

EACH SHAREHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR TO VOTE ELECTRONICALLY AS PROVIDED IN THE INSTRUCTIONS INCLUDED HEREWITH.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 3, 2013 -- THIS PROXY STATEMENT AND OUR 2012 ANNUAL REPORT ON FORM 10-K ARE EACH AVAILABLE AT http://www.cfpproxy.com/4781.

By order of the Board of Directors

Howard H. Nolan

Senior Executive Vice President and Corporate Secretary

April 2, 2013

Bridgehampton, New York

BRIDGE BANCORP, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 3, 2013

SOLICITATION AND VOTING OF PROXIES

This Proxy Statement is being furnished to shareholders of Bridge Bancorp, Inc. in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders to be held at The Bridgehampton National Bank (the “Bank”), 2200 Montauk Highway, Bridgehampton, New York 11932, on May 3, 2013 at 11:00 a.m. or any adjournments thereof.  The 2012 Annual Report to Shareholders, including the consolidated financial statements for the fiscal year ended December 31, 2012, accompanies this Proxy Statement.

Regardless of the number of shares of Common Stock owned, it is important that shareholders be represented by proxy or be present in person at the Annual Meeting. Shareholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed envelope, or to vote electronically. Shareholders should indicate their votes in the spaces provided on the proxy card.  Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, executed proxies will be voted FOR the election of the director nominees specified in this Proxy Statement; FOR the approval of executive compensation; and FOR the ratification of Crowe Horwath LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2013.

The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers discretionary authority on the designated proxy holder to vote the shares in accordance with their best judgment on such other business, if any, which may properly come before the Annual Meeting or any adjournments thereof.

A proxy may be revoked at any time prior to its exercise by the filing of written revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting, filing a revocation with the Secretary and voting in person.  However, if you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the Annual Meeting.

The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, proxies may also be solicited personally, by telephone or by facsimile, by Directors, officers and employees of the Company, without additional compensation therefore.

This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about April 2, 2013.

VOTING SECURITIES

The securities which may be voted at the Annual Meeting consist of shares of Common Stock of the Company (the “Common Stock”), with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting.  The close of business on March 15, 2013 has been fixed by the Board of Directors as the record date (“Record Date”) for the determination of shareholders entitled to notice of and to vote at this Annual Meeting or any adjournments thereof.  The total number of shares of Common Stock outstanding on the Record Date was 8,974,740 shares.  The presence, in person or by proxy, of at least a majority of the total number of issued and outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at this Annual Meeting.  In the event there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the time of this Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Persons and groups who beneficially own in excess of five percent of the Common Stock are required to file certain reports with the Company and the Securities and Exchange Commission regarding such beneficial ownership.  The following table sets forth, as of March 15, 2013, certain information as to the shares of Common Stock owned by persons who beneficially own more than five percent of the issued and outstanding shares of Common Stock.  We know of no persons, except as listed below, who beneficially owned more than five percent of the outstanding shares of Common Stock as of March 15, 2013.

Name and Address of Beneficial Owner	Number of Shares Owned and Nature of Beneficial Ownership	Percentage of Outstanding Shares

Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	871,737(1)	9.7%(1)

Patrick E. Malloy III Bay Street at the Waterfront Sag Harbor, NY 11963	678,300 (2)	7.4%(2)

(1)	This information is based on a Schedule 13G filed with the SEC on February 14, 2013.
(2)	Includes 161,300 shares that may be acquired upon conversion of the $5,000,000 principal amount of Convertible Trust Preferred Securities (the “TPS”) purchased.

VOTING PROCEDURES AND METHOD OF COUNTING VOTES

As to the election of Directors, the proxy card being provided by the Board of Directors enables a shareholder to vote “FOR” the election of the four nominees proposed by the Board of Directors, or to “WITHHOLD AUTHORITY” to vote for the nominees being proposed.  Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which authority to vote for the nominees being proposed is withheld.

As to the advisory vote for the approval of the compensation paid to our named executive officers, and the ratification of Crowe Horwath LLP as our Independent Registered Public Accounting Firm, by checking the appropriate box, a shareholder may: (i) vote “FOR” the item; (ii) vote “AGAINST” the item; or (iii) “ABSTAIN” from voting on such item. The approval of these matters will be determined by a majority of the votes cast, without regard to broker non-votes, or proxies marked “ABSTAIN.”

Proxies solicited hereby will be returned to the Company, and will be tabulated by inspectors of election designated by the Board of Directors.

PROPOSAL I - ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of ten (10) members.  The Board is divided into three classes as nearly equal in number as possible (Class A, B, and C).  Each year one class of Directors is elected to serve for a three-year term or until their respective successors shall have been elected and qualified.

The Board of Directors has nominated Marcia Z. Hefter, Emanuel Arturi, Rudolph J. Santoro and Howard H. Nolan for election as Class B Directors.  It is intended that the proxies solicited on behalf of the Board of Directors will be voted at the Annual Meeting for the election of each of these nominees (other than proxies in which the vote is withheld as to the nominees).  If a nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend.  At this time, the Board of Directors knows of no reason why a nominee would be unable to serve, if elected. There are no arrangements or understandings between a nominee and any other person pursuant to which such nominee was selected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN THIS PROXY STATEMENT.

The following table sets forth certain information, as of March 15, 2013, regarding the Board of Directors and each named executive officer identified in the summary compensation table included elsewhere in this Proxy Statement.

Name and Age	Position Held	Director of the Company Since	Shares of Common Stock of the Company Beneficially Owned (1)	Percent
Nominees for Director
Class B (term to expire in 2016)
Marcia Z. Hefter Age 69	Director, Chairperson of the Board	1989	84,563 (2)	*
Emanuel Arturi Age 67	Director	2008	47,157 (3)	*
Rudolph J. Santoro Age 68	Director	2009	8,884 (4)	*
Howard H. Nolan Age 52	Senior Executive Vice President, Chief Administrative & Financial Officer and Corporate Secretary, Director	2003	50,720 (5)	*
Continuing Directors Class C (term expiring in 2014)
Charles I. Massoud Age 68	Director	2002	14,517 (6)	*
Kevin M. O’Connor Age 50	President and Chief Executive Officer, Director	2007	101,067 (7)	1.1
Thomas J. Tobin Age 68	Director	1989	34,458(8)	*
Class A (term expiring in 2015)
Dennis A. Suskind Age 70 Antonia M. Donohue Age 54	Director, Vice Chairperson of the Board Director	2002 2011	106,817(9) 2,600	1.2 *
Albert E. McCoy, Jr. Age 49	Director	2008	74,096 (10)	*
Executive Officers who are not Directors
Kevin L. Santacroce Age 44	Executive Vice President and Chief Lending Officer		37,961 (11)	*

James J. Manseau Age 49	Executive Vice President and Chief Retail Banking Officer		34,627 (12)	*

Thomas H. Simson Age 58	Senior Vice President, Chief Information Officer		32,804 (13)	*

All Directors, Director nominees and Executive Officers as a Group (13 persons)			630,271(14)	6.9%

*                  Represents less than 1%

(1)               Includes shares as to which a person (or his/her spouse) directly or indirectly has or shares voting power and/or investment power (which includes the power to dispose) and all shares which the person has a right to acquire within 60 days of the reporting date. On March 1, 2011, the Board adopted stock ownership guidelines for all Directors and NEOs. Please see “Stock Ownership Guidelines” included in the Compensation Discussion and Analysis.

(2)               Includes options to purchase 375 shares and 16,128 shares that may be acquired upon conversion of the trust preferred securities (the “TPS”).

(3)               Includes 32,258 shares that may be acquired upon conversion of the TPS.

(4)               Includes 6,451 shares that may be acquired upon conversion of the TPS.

(5)               Includes options to purchase 5,708 shares, 20,315 shares of restricted stock subject to future vesting but as to which voting may currently be directed and 3,225 shares that may be acquired upon conversion of the TPS.

(6)               Includes option to purchase 375 shares.

(7)               Includes 40,628 shares of restricted stock subject to future vesting but as to which voting may currently be directed and 19,354 shares that may be acquired upon conversion of the TPS.

(8)               Includes options to purchase 2,884 shares and 12,903 shares that may be acquired upon conversion of the TPS.

(9)               Includes options to purchase 375 shares and 3,225 shares that may be acquired upon conversion of the TPS. Of the shares reported, 21,600 are pledged as collateral for borrowings.

(10)         Includes 12,903 shares that may be acquired upon conversion of the TPS.

(11)        Includes options to purchase 4,938 shares and 17,681 shares of restricted stock subject to future vesting but as to which voting may currently be directed.

(12)         Includes 19,293 shares of restricted stock subject to future vesting but as to which voting may currently be directed and 3,225 shares that may be acquired upon conversion of the TPS.

(13)         Includes options to purchase 4,938 shares and 6,228 shares of restricted stock subject to future vesting but as to which voting may currently be directed.

(14)         Includes options to purchase 19,593 shares granted to the named Directors and Executive Officers, 104,145 shares of restricted stock subject to future vesting but as to which voting may currently be directed and 109,672 shares that may be acquired upon conversion of the TPS.

The business experience of each of the Company’s directors, named executive officers and persons nominated to be elected as directors, as well as the qualifications, attributes and skills that led the Board of Directors to conclude that each director should serve on the Board are as follows:

Directors

Marcia Z. Hefter

Ms. Hefter is senior counsel in the law firm Esseks, Hefter & Angel, LLP located in Riverhead, New York. She is Chairperson of the Company’s Board of Directors and serves on the Compensation Committee.  Prior to becoming Chairperson of the Company’s Board, Ms. Hefter served as Vice Chairperson. Ms. Hefter has been a Director of the Company since 1989 and a Director of the Bank since 1988.  Ms. Hefter is a graduate of Boston University and New York University School of Law.  Ms. Hefter’s background as a lawyer and long standing service as a Director provides the Board of Directors with a unique perspective and counsel in its oversight of the Company.

Dennis A. Suskind

Mr. Suskind is a retired partner with Goldman Sachs & Co.  He is Vice Chairperson of the Company’s Board of Directors and serves on the Audit Committee as a financial expert and as Chairperson of the Corporate Governance and Nominating Committee. He has been a Director of the Company since 2002.  Mr. Suskind is also a Director of the Chicago Mercantile Exchange and serves as a member on its Audit Committee.  His considerable experience in investment banking, capital markets and his service on the Board of Directors of another large publicly traded company are valuable to the Board of Directors in many ways, including its assessment of the Company’s sources and uses of capital.

Emanuel Arturi

Mr. Arturi is Executive Vice Chairman of Knowledgent Group Inc., a business and technology consulting company. Mr. Arturi previously was co-founder of BusinessEdge Solutions Inc., a national consulting firm specializing in financial services, communications and life science industries. He was appointed to the Company’s Board in January 2008 and is Chairperson of the Compensation Committee.  He is a graduate of Montclair State University and Fairleigh Dickinson University.  Mr. Arturi also serves on the board of McGann-Mercy High School in Riverhead, New York.  Mr. Arturi’s business experience and familiarity with the communities served by the Company provide a broad business perspective to the Board of Directors.

Antonia M. Donohue

Ms. Donohue is a partner in the law firm of Jaspan Schlesinger LLP located in Garden City, New York. She is a member of her Firm’s Management Committee and serves as the chairperson of the Firm’s Banking and Financial Services Practice Group.  Ms. Donohue is a graduate of the University of Massachusetts and St. John’s University School of Law.  Ms. Donohue is a member of the NY State Bar Association, the Nassau County Bar and Women’s Bar Associations.  Ms. Donohue’s extensive legal and financial institution industry experience provides the Company with in-depth knowledge of banking laws and regulations.

Charles I. Massoud

Mr. Massoud is President of Paumanok Vineyards located in Aquebogue, New York.  Mr. Massoud serves as a member of the Audit Committee and Corporate Governance and Nominating Committee and has served as a Director of the Company since 2002. Mr. Massoud is also a member of the Board of Directors for Peconic Bay Medical Center.  Mr. Massoud is a graduate of the Wharton School of the University of Pennsylvania and worked for IBM for nearly 20 years as a marketing executive. Mr. Massoud’s extensive knowledge of local markets, educational background, and business experience benefits the Board of Directors in its oversight of strategic planning and business development.

Albert E. McCoy, Jr.

Mr. McCoy is President of W. F. McCoy Petroleum Products Inc. and the McCoy Bus Company located in Bridgehampton, New York. Mr. McCoy is a member of the Compensation Committee and has served as a Director since April 2008.  He is a graduate of George Washington University and a long standing shareholder of the Company.  Mr. McCoy brings to the Board of Directors an extensive knowledge of local markets and the communities served by the Company which gives him unique insights into the Company’s lending challenges and opportunities.

Rudolph J. Santoro

Mr. Santoro is a retired Partner of Deloitte LLP, where he served as a National Industry Director of the Publishing and Media Industry. Mr. Santoro was appointed to the Board in June 2009 and serves as the Chairperson of the Audit Committee. Mr. Santoro is a graduate of Long Island University and is a Certified Public Accountant with approximately 38 years of public accounting experience. He also serves as Vice President and Board Member of the Suffolk County Council of the Boy Scouts of America, Board Member of the Northeast Region of the Boy Scouts of America and as an Emeritus Board Member of Big Brother/Big Sisters of New York City.  Mr. Santoro’s background in public accounting enhances the Board of Director’s oversight of financial reporting and disclosure issues.

Thomas J. Tobin

Mr. Tobin retired as President Emeritus and Special Advisor to the Board on March 2, 2010. Prior to January 1, 2008, Mr. Tobin was President and Chief Executive Officer, a position he held for 21 years. Mr. Tobin has served as a Director of the Company since 1989 and as a Director of the Bank since 1986.  Mr. Tobin’s former position as President and Chief Executive Officer of the Company, extensive banking experience and knowledge of the communities served by the Company, provides a valuable resource to the Board of Directors.

Named Executive Officers (“NEOs”) Who Are Directors

Kevin M. O’Connor

Mr. O’Connor is President and Chief Executive Officer of the Company.  He joined the Company in October 2007 as President and Chief Executive Officer Designee and Director. On January 1, 2008, he became President and CEO.  Prior to joining the Company, Mr. O’Connor served as Executive Vice President and Treasurer of North Fork Bancorporation, Inc. from 1997 through 2007.  Mr. O’Connor is a graduate of Adelphi University.  Mr. O’Connor’s background and extensive banking experience provides a valuable resource to the Board of Directors.

Howard H. Nolan

Mr. Nolan is Senior Executive Vice President, Chief Administrative & Financial Officer of the Company. He also serves as the Company’s Corporate Secretary. Mr. Nolan is a Certified Public Accountant and joined the Company in June 2006 as Chief Operating Officer and has served as a Director of the Company since 2003. Prior to joining the Company in 2006, Mr. Nolan was Vice President of Finance and Treasurer for Gentiva Health Services, Inc.  Mr. Nolan is a graduate of Dowling College.  Mr. Nolan’s background and extensive experience in finance and accounting and knowledge of local markets provides a valuable resource to the Board of Directors.

Named Executive Officers Who Are Not Directors

James J. Manseau

Mr. Manseau is Executive Vice President and Chief Retail Banking Officer of the Company.  Mr. Manseau joined the Company as Senior Vice President and Chief Retail Banking Officer in March 2008. Prior to joining the Company, Mr. Manseau served as a Divisional Senior Vice President, Suffolk County Regional Manager with North Fork Bancorporation and Capital One.  Mr. Manseau is a graduate of the State University of New York at Farmingdale.

Kevin L. Santacroce

Mr. Santacroce is Executive Vice President and Chief Lending Officer of the Company. Mr. Santacroce joined the Company in March 1997 as Assistant Cashier and Credit Administrator. In January 2004, Mr. Santacroce was promoted to Senior Vice President and Chief Lending Officer.  Mr. Santacroce is a graduate of Bryant University.

Thomas H. Simson

Mr. Simson is Senior Vice President and Chief Information Officer of the Company. Mr. Simson joined the Company in 1997 as Vice President and Chief Information Officer and was promoted to Senior Vice President in 2004.  Mr. Simson is a graduate of the State University of New York at Fredonia and the University of Southern California.

DIRECTOR NOMINATIONS

The Board of Directors has established a Corporate Governance and Nominating Committee for the selection of Directors to be elected by the shareholders.  Nominations of Directors to the Board are recommended by the Committee and determined by the full Board of Directors.  The Board believes that it is appropriate to have the input of all Directors with respect to the candidates to be considered for election to the Board by the shareholders.  In this regard, the Board believes that each individual director has a unique insight into the operations of the Company and the Bank, the communities in which we operate, and the needs of the Company with respect to Board membership.

The Board has determined that, except as to Messrs. O’Connor and Nolan, each member of the Board is an “independent director” within the meaning of the corporate governance listing standards of the Nasdaq Stock Market. Messrs. O’Connor and Nolan are not considered independent because they are employees of the Company.  In reaching independence determinations of other Directors, the Board considered loans outstanding that were made on the same terms as available to others and as to the independence of Mr. Tobin, noted that the continuing compensation he receives from the Company for his prior employment as an executive officer, which employment ceased on March 2, 2010, is non-discretionary and not contingent on continuing service.

The Company currently has a Corporate Governance and Nominating Committee charter which outlines the nomination process.  The Charter is available on the Company’s website, www.bridgenb.com. The Committee identifies nominees by first evaluating the current members of the Board willing to continue in service.  Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of gaining new perspectives.  If any member of the Board does not wish to continue in service, or if the Committee decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Committee would solicit suggestions for director candidates from all Board members. The Board would seek to identify a candidate who at a minimum satisfies the following criteria:

•	Has the highest personal and professional ethics and integrity and whose values are compatible with the Company’s;

•	Has had experiences and achievements that have given him or her the ability to exercise and develop good business judgment;

•	Is willing to devote the necessary time to the work of the Board and its Committees, which includes being available for Board and Committee meetings;

•	Is familiar with the communities in which the Company operates and/or is actively engaged in community activities;

•	Is involved in other activities or interests that do not create a conflict with their responsibilities to the Company and its shareholders; and

•	Has the capacity and desire to represent the balanced, best interests of the shareholders of the Company as a group, and not primarily a special interest group or constituency.

While the Corporate Governance and Nominating Committee does not have a formal policy with respect to diversity on the Board of Directors, consideration is given to nominating persons with different perspectives and experience to enhance the deliberation and decision-making processes of the Board of Directors.

PROCEDURES FOR THE NOMINATION OF DIRECTORS BY SHAREHOLDERS

The Board has adopted procedures for the submission of director nominees by shareholders.  If a determination is made that an additional candidate is needed for the Board of Directors, the Board will consider candidates submitted by a shareholder.  Shareholders can submit the names of qualified candidates for Director by writing to our Corporate Secretary, Bridge Bancorp, Inc., 2200 Montauk Highway, P.O. Box 3005, Bridgehampton, New York 11932.  The Corporate Secretary must receive a submission not less than ninety (90) days prior to the date of the Company’s proxy materials for the preceding year’s annual meeting. The submission must include the following information:

•	The name and address of the shareholder as they appear on the Company’s books, and number of shares of Common Stock that are owned beneficially by such shareholder (if the shareholder is not a holder of record, appropriate evidence of the shareholder’s ownership will be required);

•

The name, address and contact information for the candidate, and the number of shares of Common Stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the shareholder’s ownership should be provided);

•	A statement of the candidate’s business and educational experience;

•	Such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;

•	A statement detailing any relationship between the candidate and the Company;

•	A statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

•	Detailed information about any relationship or understanding between the proposing shareholder and the candidate; and

•	A statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

A nomination submitted by a shareholder for presentation by the shareholder at an annual meeting of shareholders must comply with the procedural and informational requirements described in “Advance Notice of Nominations to Be Brought Before an Annual Meeting.”

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

A shareholder of the Company who wants to communicate with the Board of Directors or with any individual Director can write to the Corporate Secretary, Bridge Bancorp, Inc., 2200 Montauk Highway, P.O. Box 3005, Bridgehampton, New York 11932,   Attention:  Board Administration.

The letter should indicate that the author is a shareholder and if shares are not held of record, should include appropriate evidence of stock ownership.  Depending on the subject matter, management will:

•	Forward the communication to the Director or Directors to whom it is addressed;

•	Attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board meeting, management shall present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the Directors.

CODE OF ETHICS

The Board has adopted a Code of Ethics that is applicable to the officers, Directors and employees of the Company, including the Company’s principal executive officer, principal administrative officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Ethics is available on the Company’s website, www.bridgenb.com.  Amendments to and waivers from the Code of Ethics will also be disclosed on the Company’s website.

BOARD MEETINGS AND COMMITTEES

The following three standing committees facilitate and assist the Board in executing its responsibilities:  the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. The table below shows current membership for each of the standing Board committees.

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Rudolph J. Santoro*	Emanuel Arturi*	Dennis A. Suskind*
Charles I. Massoud	Marcia Z. Hefter	Charles I. Massoud
Dennis A. Suskind	Albert E. McCoy, Jr.	Rudolph J. Santoro Antonia M. Donohue
*Committee Chairperson

The business of the Board of Directors of the Company and the Bank is conducted through meetings and activities of the Boards and their Committees. The Board of Directors of the Company and the Bank meets monthly, or more often as may be necessary.  The Board of Directors of the Company and the Bank met thirteen times during 2012.  No Director attended fewer than 75% in the aggregate of the total number of Board meetings held and the total number of Committee meetings on which he or she served during 2012, including Board and Committee meetings of the Bank and the Company.

BOARD LEADERSHIP AND RISK OVERSIGHT

Board Leadership Structure

The Board historically has been chaired by an independent director, rather than the chief executive officer.  The current chairperson is Ms. Marcia Hefter.  The Board of Directors believes that the non-executive chair structure helps to distinguish the role of the chairperson, in managing the board, which in turn serves in an oversight capacity, from the responsibilities of the chief executive officer in managing the operations of the Company.

The Role of the Board in Risk Oversight

The entire Board of Directors is engaged in risk management oversight.  The Audit Committee assists the Board of Directors in its oversight of the Company’s corporate-wide risk management and in identifying, measuring, monitoring, and managing risks, and as to the Audit Committee in particular, material financial risks.  In addition, the Bank’s Enterprise Risk Management Committee (“ERMC”) includes to two independent directors who serve in an advisory role.  The Board of Directors receives regular reports from these independent directors, as well as from the Audit Committee, as to the actions taken by management to adequately address those risks.

THE AUDIT COMMITTEE

The Audit Committee consists of Directors Santoro (Chairperson), Massoud, and Suskind.  Each member of the Audit Committee is considered “independent” as defined in the NASDAQ® corporate governance listing standards and under SEC Rule 10A-3.  The duties and responsibilities of the Audit Committee include, among other things:

•	Retaining, overseeing and evaluating the Independent Registered Public Accounting Firm to audit the annual consolidated financial statements of the Company;

•	Overseeing the Company’s financial reporting processes in consultation with the Independent Registered Public Accounting Firm and the internal audit function;

•

Reviewing the annual audited consolidated financial statements, quarterly financial statements and the Independent Registered Public Accounting Firm’s report with management and the Independent Registered Public Accounting Firm and recommending inclusion of the annual audited consolidated financial statements in the Company’s annual report on Form 10-K;

•	Maintaining direct lines of communication with the Board of Directors, management, internal audit staff and the Independent Registered Public Accounting Firm;

•	Overseeing the internal audit function and reviewing management’s administration of the system of internal accounting controls;

•	Approving all engagements for audit and non-audit services by the Independent Registered Public Accounting Firm; and

•	Reviewing the adequacy of the Audit Committee charter.

The Audit Committee met nine times during 2012. The Audit Committee reports to the Board on its activities and findings. The Board of Directors has determined that Rudolph Santoro and Dennis Suskind are “Audit Committee Financial Experts” as that term is used in the rules and regulations of the SEC.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors.  A copy of the charter of the Audit Committee is available on the Company’s website, www.bridgenb.com.

Management is responsible for the preparation of the Company’s consolidated financial statements and their assessment of the design and effectiveness of the Company’s internal control over financial reporting. The Independent Registered Public Accounting Firm is responsible for performing an independent audit of the Company’s consolidated financial statements and opining on management’s internal control assessment and the effectiveness of those controls in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing their reports thereon.  As provided in its charter, the Audit Committee’s responsibilities include monitoring and overseeing these processes.

In discharging its responsibilities, the Audit Committee has:

•                 Reviewed and discussed with management, and the Independent Registered Public Accounting Firm, the Company’s audited consolidated financial statements for the year ended December 31, 2012;

•                 Reviewed and discussed with the Independent Registered Public Accounting Firm all communications required by the standards of the PCAOB, including the matters described in Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standard No. 90 (Audit Committee Communications); and

•                 Received the written disclosures and the letter from the Independent Registered Public Accounting Firm required by applicable requirements of the PCAOB, and has discussed with the Independent Registered Public Accounting Firm its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and filed with the SEC. In addition, the Audit Committee selected Crowe Horwath LLP to be the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2013, subject to the ratification of this appointment by the shareholders.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The foregoing report has been furnished by Committee members:

Rudolph J. Santoro, Chairperson
Charles I. Massoud
Dennis A. Suskind

THE COMPENSATION COMMITTEE

The Compensation Committee met six times in fiscal year 2012.  The Compensation Committee is comprised solely of non-employee Directors, all of whom the Board has determined are independent as defined in the NASDAQ® corporate governance listing standards. The Board has adopted a charter for the Compensation Committee, which is available on the Company’s website, www.bridgenb.com.

The Compensation Committee’s responsibilities include, among other duties, the responsibility to:

•	Establish, review, and modify from time to time as appropriate the overall compensation philosophy of the Company;

•

Review, evaluate and recommend Company objectives relevant to the CEO’s compensation; evaluate CEO performance relative to established goals; and review, evaluate and recommend to the full Board of Directors, the CEO’s compensation;

•

Review, evaluate and recommend goals relevant to the compensation of the Company’s other executive management personnel; and review such officers’ performance in light of these goals and determine (or recommend to the full Board of Directors for determination) such officers’ cash and equity compensation based on this evaluation;

•

Review, evaluate and recommend, in consultation with the corporate governance committee, the compensation to be paid to directors of the Company and of affiliates of the Company for their service on the Board;

•	Administer the Company’s stock benefit plans; and

•	Review and oversee incentive compensation arrangements of the Bank to ensure they are balanced relative to incentives and risk objectives.

Compensation recommendations for the President and Chief Executive Officer (“CEO”), Chief Administrative and Financial Officer (“CAO”), Chief Lending Officer (“CLO”), Chief Retail Banking Officer (“CRO”) and Chief Information Officer, collectively known as NEOs, are made by the Compensation Committee to the Board of Directors.  Decisions regarding non-equity compensation for the other officers are made under the authority of the Company’s CEO. The Committee has engaged McLagan, an AON Hewitt company (formerly Amalfi Consulting, LLC through December 16, 2010) an outside and independent national compensation consulting firm, to assist in the annual review of its incentive compensation arrangements for the NEOs and all other employee groups of the Bank. McLagan has not provided any other services for the Company.

At the request of the Committee, Compensation Committee meetings are regularly attended by the CEO and CAO. At each meeting, the Compensation Committee meets in executive session, which excludes the executive management. The Compensation Committee’s Chairperson reports the Committee’s recommendations on executive compensation to the Board. Independent advisors and the Company’s finance department support the Compensation Committee in its duties and, along with the CEO and CAO, may be delegated authority to fulfill certain administrative duties regarding the compensation programs.

In addition, the Committee engaged McLagan to assist in the review of potential risks stemming from the Company’s compensation programs. McLagan conducted a comprehensive review and evaluation of incentive plans covering all employees of the Company. The review included an evaluation of the design features of each plan, the governance and oversight aspects of each plan, the mix of cash and equity incentives opportunities, the use of performance metrics, the performance periods and time horizon of each plan, the various termination provisions associated with the plans, and other dimensions of the plans deemed relevant for the risk review process. McLagan reviewed the results of its assessment with the Committee and with management.  Based on the results of the independent assessment by McLagan and the assessment of risks by the Committee, the Board has determined that the Company’s compensation policies, practices and programs do not promote excessive risk taking or pose risks that are reasonably likely to have a material adverse effect on Bridge Bancorp, Inc.

The Compensation Committee considered the independence of McLagan, in light of new SEC rules and NASDAQ listing standards. The Committee requested and received a report from McLagan addressing the independence of McLagan and its consultants, including the following factors: (1) other services provided to us by McLagan; (2) fees paid by us as a percentage of Aon’s total revenue; (3) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (4) any business or personal relationships between the consultants and a member of the Committee; (5) any company stock owned by the consultants; and (6) any business or personal relationships between our executive officers and the consultants. The Committee discussed these considerations and concluded that the work performed by McLagan and its consultants involved in the engagements did not raise any conflict of interest.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Directors Arturi (Chairperson), Hefter and McCoy. None of these directors was during 2012, or is formerly, an officer of the Company.  During the year ended December 31, 2012, the Company had no “interlocking” relationships in which any executive officer of the Company is a member of the board of directors or compensation committee of another entity, one of whose executive officers is a member of the Company’s Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The primary goals of the Compensation Committee (“Committee”) for 2012 were consistent with its established philosophy. The Committee seeks to provide compensation arrangements for executive officers that are designed to attract and retain executives who can perform and manage the Company in the shareholders’ best interest. These compensation arrangements are designed to be aligned with the performance of the Company both on a short-term and long-term basis and are based on the individual contributions and the Company’s performance.

Company Performance

Our Company, although certainly impacted by the economic downturn over the past five years, has experienced significant growth in assets and earnings while maintaining very favorable credit quality. In 2012, the management team continued to grow our Company and take advantage of opportunities available in this turbulent banking environment.

Considering the environment, the Committee views the performance in 2012, as a continuation of performance at a very high level under difficult circumstances as shown below:

•                 Performance: Returns on average assets and equity for 2012 were 0.88% and 11.78%, respectively, and the Company’s net income was $12.8 million, 23% higher than the $10.4 million reported in 2011.

•               Credit Quality: The Company continues to maintain outstanding credit quality with nonperforming assets of $3.5 million or 0.22% of total assets at December 31, 2012, well above peers.

•                 Capital Management and Dividend Payments: The Company has attracted and retained access to the capital markets, raising over $63 million in capital since December 2009. In 2012, the Company paid dividends to shareholders of $1.15 per share, including the accelerated payment of a fifth dividend of $0.23 per share in December 2012, in anticipation of increases in the tax rates on dividends beginning in 2013. This continues the Company’s long term trend of uninterrupted dividends.

•                 Growth Strategy: The Company has continued its disciplined growth strategy delivering strong organic growth in both loans and deposits. During 2012, the Company experienced loan growth of $186 million or 30% and deposit growth of $221 million or 19% and opened two new branches in Suffolk County, New York; one in Ronkonkoma near McArthur Airport, and one in Hauppauge.

•                 Long-Term Performance: From January 1, 2008 to December 31, 2012, the Company’s tangible book value has increased $4.71 per share or 56% and the Company’s assets have grown $1.0 billion or 167% from $600 million to $1.6 billion.

Key Compensation Decisions

•                 Performance Plan: The primary performance vehicle for the Bank is the Short Term Incentive Program (“STIP”).  The STIP is based 75% upon peer relative measures and 25% on absolute measures.  The peer relative measures require the Bank to be at the median (50th percentile) for a threshold, or minimum payout, to occur.  The target is the 62.5th percentile of peer performance and maximum is at the 75th percentile.  For 2012 the STIP was at awarded at 71.4% of opportunity which is between target and maximum performance.

•                 Chief Executive Officer Compensation: In 2012, Mr. O’Connor’s base salary increased to $400,000 from $350,000 in 2011.  For fiscal year 2012, the STIP awarded Mr. O’Connor an incentive award of 53.6% of base salary; which represents 71.4% of the overall payout opportunity.  The STIP Award of $214,200 is paid 50% in cash and 50% in restricted stock which vests over five years.  In addition, under the Long Term Stock Incentive Program, which provided for grants of equity in 2013 for 2012 performance, Mr. O’Connor was awarded 6,750 shares of restricted stock which vest over seven years.

•                 Other Named Executive Officer Compensation: Compensation decisions for the other officers are listed in the table below.  The STIP provided awards for each of the officers listed below at the same 71.4% opportunity as for Mr. O’Connor.  In a similar fashion, all STIP Awards are paid 50% in cash and 50% in restricted stock that vest over five years.  Also, the Long Term Incentive Award is granted in restricted stock which vests over seven years.

NEO	2012 Base salary	2011 Base Salary	2012 Short Term Incentive	2012 Cash Incentive % Salary	2013 Long term Incentive

Howard H. Nolan	$255,000	$240,000	$100,100	19.6%	$67,535

Kevin L. Santacroce	$235,000	$220,000	$83,900	17.9%	$67,535

James J. Manseau	$235,000	$220,000	$83,900	17.9%	$67,535

Thomas H. Simson	$175,000	$165,000	$43,700	12.5%	$31,170

Overview of the Compensation Plan

The Committee has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy.  The goal of the Committee is for the total compensation awarded to, earned by, and paid to our named executive officers and “covered employees” to be fair, reasonable and competitive and to comply with the final regulatory guidance on Sound Incentive Compensation Policies (“SICP”).  Our Named Executive Officers (referred to as NEOs) are Kevin M. O’Connor, President and Chief Executive Officer, Howard H. Nolan, Senior Executive Vice President, Chief Administrative and Chief Financial Officer, Kevin L. Santacroce, Executive Vice President and Chief Lending Officer, James J. Manseau, Executive Vice President and Chief Retail Banking Officer, and Thomas H. Simson, Senior Vice President and Chief Information Officer.  Covered employees included senior executives as well as other employees who, either individually or as part of a group, have the ability to expose the Company or Bank to material amounts of risk.

Compensation Philosophy and Objectives

The compensation philosophy, established by the Committee, provides broad guidance on executive compensation and, more specifically, the compensation of the NEOs and other covered employees.  The incentive compensation plans are designed to be consistent with safety and soundness standards and the final regulatory guidance on SICP.  The Plans include consideration of the following key principles:

(1)    Incentive compensation arrangements should provide employees incentives that appropriately balance risk and financial results in a manner that does not encourage employees to expose the Company or Bank to imprudent risk;

(2)      These arrangements should be compatible with effective controls and risk management; and

(3)      These arrangements should be supported by strong corporate governance, including active and effective oversight by the Company’s Board of Directors.

The Company’s policies and procedures related to incentive plans have been reviewed by an independent compensation consultant, McLagan, to determine the Company’s and Bank’s compliance with the SICP.

For NEOs, compensation comparisons are based on a peer group of banks, taking into consideration asset size, geographic location, and performance as well as internally developed goals.  However, reasonable exceptions to this compensation philosophy are considered as appropriate by the Compensation Committee.

Specifically, the compensation philosophy includes:

•	Aligning shareholder value with compensation;
•	Providing a direct and transparent link between our performance and pay for the NEOs;
•	Aligning the interests of the Company’s senior executive officers with that of the shareholders through performance based incentive plans;
•	Making wise use of the Company’s equity resources to ensure compatibility between management and shareholder interests; and
•	Awarding total compensation that is both reasonable and effective in attracting, motivating, and retaining key executives.

The compensation objectives of Bridge Bancorp, Inc. and The Bridgehampton National Bank, subject to experience and achieving plan performance, are to:

•	Pay base salaries to the Company’s senior executives at a level consistent with the Company’s performance related to the Company’s selected peer group (the market);
•	Provide total cash compensation (salary and cash incentive compensation) to the Company’s senior executives at a level consistent with performance related to market;
•	Provide total direct compensation (the sum of salary, cash incentives and equity incentives) at a level consistent with performance related to market, based on planned and cumulative performance;
•	Align senior management’s interest with that of shareholders through increasing equity compensation relative to total incentive compensation; and
•	Comply with the SICP.

In addition, the Company’s compensation philosophy is to provide retirement benefits that are competitive with market practice.  The Compensation Committee of the Board annually reviews the administration of the compensation plans.

We have considered the most recent shareholder say-on-pay advisory vote in determining compensation policies and decisions.  In light of strong stockholder support, the Committee concluded that no material revisions were necessary to our executive officer compensation program.

Risk Assessment Process to Determine Covered Employees

Our management has reviewed all job positions to determine which positions have the ability to expose us to material risks. In determining whether an employee, or group of employees, may expose us to material risk, management considered the full range of inherent risks arising from or generated by, the employees’ activities, including Credit/Asset Quality, Asset Liability/Interest Rate Risk, Liquidity, Operational/Transactional, Compliance/Legal, Reputation and Strategic risks. Risks are considered to be material if they are material to the Company or Bank, or a business line or operating unit of the Bank that is itself material to the Company or Bank.

Principle 1: Balanced Risk Taking Incentives

Once determined, all covered employees’ incentive plans were evaluated to determine if the plans appropriately balance risk and financial results in a manner that does not encourage imprudent risks.

Principle 2: Compatibility with Effective Controls and Risk Management

The Bank’s risk management processes and internal controls reinforce and support the development and maintenance of balanced incentive compensation arrangements.  These processes and controls include documentation to permit an audit of the effectiveness of the Bank’s process for establishing, modifying and monitoring incentive compensation arrangements.

Principle 3: Strong Corporate Governance

Our incentive compensation plans are supported by strong corporate governance, including active and effective oversight by the Compensation Committee and Board. In addition, the Compensation Committee reviews all incentive plans and has hired an independent compensation consultant, McLagan, to assess the incentive compensation arrangements for compliance with SICP. The Committee receives information and analysis from McLagan and management to allow the Committee and Board to assess whether the overall design and performance of the incentive compensation arrangements are consistent with the Company’s and Bank’s safety and soundness.

Stock Ownership Guidelines

The Board of Directors believes that it is in the best interest of the Company and its shareholders to align the financial interests of Company executives and directors with those of shareholders. In March 2011, Stock Ownership Guidelines were implemented for certain Executives and Directors of the Company that require the following minimum investment in Company common stock:

Directors:	$100,000
NEOs:	One times (1.0x) annual base salary

Stock holdings are expected to be achieved within three (3) years of the implementation of the ownership guidelines or the starting date of the individual, whichever is later.

Stock ownership for NEOs and Directors will be reviewed annually as part of the annual executive performance evaluation process and as part of the Board review. These guidelines will allow for extenuating circumstances and discretion in the evaluation process. The Compensation Committee shall be responsible for the periodic review of the policy. Any changes to the policy will require the approval of the Board of Directors.

The Committee monitors executives’ ownership annually.  At this time, all Directors and NEOs have achieved their target stock ownership guidelines.

Role of Executive Officers in Compensation Decisions

The CEO provides recommendations to the Committee and Board on the other NEOs compensation.  The Committee recommends and the Board approves all compensation decisions for the CEO as well as the other NEOs and approves recommendations regarding equity awards to certain officers of the Company.  The NEOs annually review the performance and recommend compensation for senior management of the Company who are not NEOs.

Setting Executive Compensation

Based on the foregoing philosophy and objectives, the Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals. In furtherance of this, McLagan’s annual review provides the Committee with relevant market data and alternatives to consider when making compensation decisions for the NEOs and on the recommendations being made by the Company’s management for other key executives.

In making compensation decisions, the Committee compares each element of total compensation against a peer group of publicly-traded financial institutions that are comparable in asset size and performance (collectively, the “Compensation Peer Group”). When selecting the peer group, peer bank performance is taken into consideration.  The key performance measures used in selecting the Company’s peer group are:

•                 Return on Average Assets (“ROAA”)

•                 Return on Average Equity (“ROAE”)

•                 Net Interest Margin

•                 Efficiency Ratio

•                 Tangible Equity Ratio

•                 Core Earnings Per Share (“EPS”) Growth

•                 Total Three Year Return

•                 Non-Performing Assets as a Percentage of Total Assets

The Compensation Peer Group is periodically reviewed and updated by the Committee.  Not all companies in the Compensation Peer Group reported data for each of our executive positions.

The twenty three companies comprising the Compensation Peer Group for the Named executive Officers follows:

Compensation Peer Group
Alliance Financial Corporation	ENB Financial Corp
American National Bankshares	Fauquier Bankshares Inc.
Arrow Financial Corporation	First of Long Island Corporation
Bancorp Rhode Island Inc.	Harleysville Savings Financial
Bar Harbor Bancshares	Hingham Institute for Savings
Beacon Federal Bancorp Inc	Merchants Bancshares Inc.
Berkshire Bancorp Inc.	Ocean Shore Holding Company
Brookline Bancorp Inc.	Penseco Financial Services
Bryn Mawr Bancorp	Prudential Bancorp Inc.
Cardinal Financial Corporation	State Bancorp Inc.
City Holding Company	Suffolk Bancorp
Clifton Savings Bancorp Inc.

In assisting the Committee in determining 2012 Executive Compensation, McLagan used its own proprietary database of over 13,000 incumbents and 400 financial institutions to compile data for banks appropriate for comparison to the Company based primarily on asset size and location. Data utilized from this database was effective as of October 1, 2011. McLagan also utilized data from the 2010/2011 Towers Watson Financial Services Compensation Survey Suite, the 2011 American Bankers Association Compensation & Benefits Report, and the 2011 Delves Group Bank Cash Survey to provide competitive data for the NEO positions and to supplement the proxy benchmark.

Market compensation data from the Compensation Peer Group, McLagan’s database, and other surveys were aged by an annualized factor of 3.0% to adjust for the historical nature of the data.  In addition, data from McLagan’s database and other surveys were adjusted utilizing data from the Economic Research Institute to reflect the cost of wages in the Company’s local market.

Each NEO’s current compensation was compared to the median of the applicable Compensation Peer Group and the regionally adjusted compensation data from McLagan’s database as well as the supplemental surveys listed above.   Overall base pay and the targeted level of total cash compensation for 2012 was competitive with the market median.  A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. The Committee’s recommendations on granting options and restricted stock awards are based on the evaluation of the Company’s performance in connection with year-end results, the individual’s accomplishments and the position held by the individual. The NEOs are parties to employment and/or change in control agreements which are described elsewhere in this Proxy statement.

2012 Executive Compensation Components

For fiscal year ended December 31, 2012, the principal components of compensation for NEOs were:

•                 Base salary

•                 Short term incentive program

•                 Long term equity incentive compensation

•                 Retirement and other benefits

•                 Perquisites and other personal benefits

Base Salary

The Company provides NEOs and other employees with base salary to compensate them for services rendered during the fiscal year.  Base salary ranges for NEOs are determined for each executive based on his or her position and responsibility by using market data.  Base salary ranges are designed so that salary opportunities for a given position will generally reflect +/- 15% of the market 50th percentile.  The annual salary of the NEOs is reviewed annually by the Compensation Committee and Board of Directors.  The 2012 base salary for Messrs. O’Connor, Nolan, Santacroce, Manseau and Simson was $400,000, $255,000, $235,000, $235,000 and $175,000, respectively.

Short Term Incentive Program

Each NEO has an incentive opportunity defined by a target incentive and range that is based on their role and competitive market practice.  Incentive targets/ranges are expressed as a percentage of base salary and determined based on competitive market practice for similar roles in similar organizations. The Board established the financial performance targets to be used in establishing awards under the plan for fiscal 2012, as well as the percentage of base salary that can be earned by each category of officer based on the achievement of targets. The Plan has six performance goals: return on average equity, earnings per share growth, efficiency ratio, nonperforming assets as a percentage of total assets, net charge-offs and management of capital.  For capital management, the Board has full discretion regarding achievement of goals. For the other four measures, the Board has chosen to benchmark the Plan to the peer group.  For any given year, we look at the trailing twelve months of performance as of September 30.   Based on those figures, we set our threshold, target and maximum performance levels as follows:

•	Threshold Performance:	50th percentile
•	Target Performance:	62.5 percentile
•	Maximum Performance:	75th percentile

For 2012, the Committee raised the Target performance level from the 55th percentile to the 62.5 percentile and the maximum performance level from 62.5 percentile to the 75th percentile. In order to earn a minimum payout, the Company’s performance achievement must equal or exceed the threshold level. If none of the performance criteria are achieved, no short term incentive is earned under the plan.

However, the Compensation Committee may at its discretion, recommend to the Board awards it considers reasonable. For 2012, the Company’s performance achievement was as follows:

	Peer Performance Achievement
	Threshold	Target	Maximum

	50th Percentile			BDGE		Actual
2012 Performance Measures	(Median)	62.5 Percentile	75th Percentile	Results	Weight	Achievement
Relative Measures vs Peer
ROAE	9.35%	10.25%	11.16%	12.30%	35%	35%

Efficiency Ratio	62.15%	56.75%	53.91%	59.32%	20%	5.2%

NPA's to Assets	0.55%	0.44%	0.34%	0.28%	10%	10%

Net Charge-offs /Avg Loans	0.16%	0.11%	0.04%	0.14%	10%	2%
Total Relative Measures					75%	52.2%

Absolute Measures - Board Adopted
EPS Growth	$1.38	$1.44	$1.50	$1.48	15%	12.7%
Adjustment for Gain on sale*	Board Discretion			($0.03)		-3.5%
Adjusted EPS Growth				$1.45	15%	9.2%

Tangible Common Equity	Board Discretion				10%	10%
Total Absolute Measures					25%	19.2%

% of maximum payout achieved					100%	71.4%

For 2012, the Company achieved 71.4% of the maximum incentive opportunity compared to the 75.7% achieved in 2011 resulting in the following payout % of base salary for each NEO:

	Payout Opportunity as a % of Base Salary			Actual Payout
NEO	Threshold %	Target %	Maximum %	% of Base Salary

Kevin M. O’Connor	18.75%	37.5%	75%	53.6%
Howard H. Nolan	13.75%	27.5%	55%	39.3%
Kevin L. Santacroce	12.50%	25.0%	50%	35.7%
James J. Manseau	12.50%	25.0%	50%	35.7%
Thomas H. Simson	8.75%	17.5%	35%	25.0%

In order to further assure that the Company’s compensation programs do not encourage undue and unnecessary risks and promote a long-term outlook among the NEOs, the Committee and Board determined that the amount earned under the Short Term Incentive Plan for 2012 will be paid to the NEOs, partially (50%) in cash and partially (50%) in restricted stock awards. Each restricted stock award vests over five years, with one third vesting in each of years 3, 4 and 5.  Dividends are paid on unvested restricted stock awards.

The incentive compensation earned by NEOs for the years ended December 31, 2012 and 2011, respectively, reflecting the impact of performance achievements is as follows:

	Incentive Compensation Earned for the Years Ended December 31,

	2012			2011

		Restricted			Restricted

	Cash	Stock	Total	Cash	Stock	Total

Kevin M. O’Connor	$107,100	$107,100	$214,200	$99,375	$99,375	$198,750

Howard H. Nolan	$50,050	$50,050	$100,100	$49,970	$49,970	$99,940

Kevin L. Santacroce	$41,950	$41,950	$83,900	$41,645	$41,645	$83,290

James J. Manseau	$41,950	$41,950	$83,900	$41,645	$41,645	$83,290

Thomas H. Simson	$21,850	$21,850	$43,700	$34,984	$8,746	$43,730

Clawback Policy

In February 2009, the Committee adopted a clawback policy, to recover certain incentive payments paid to the Company’s NEOs if (1) the payments or awards were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, and (2) the amount of the incentive compensation, as calculated under the restated financial results, is less than the amount actually paid or awarded under the original financial results.

Long Term Stock Incentive Program

The 2012 Stock-Based Incentive Plan (“2012 SBIP”), which was approved by the Company’s stockholders at the 2012 Annual Meeting of Stockholders, gives the Board the latitude to provide incentives and rewards to employees and Directors who are largely responsible for the success and growth of Bridge Bancorp, Inc. and its affiliates, and to assist all such entities in attracting and retaining experienced and qualified Directors, executives and other key employees.

Stock options may be either incentive stock options, which bestow certain tax benefits on the optionee, or non-qualified stock options, not qualifying for such benefits.  All options have an exercise price that is not less than the market value of the Company’s Common Stock on the date of the grant.  Historically, stock based awards under the Company’s plans have either been stock options or shares of restricted stock (which are shares of Common Stock that are forfeitable and are subject to restrictions on transfer prior to the vesting date).

The vesting of restricted stock depends upon the executives continuing to render services to the Company.  Restricted stock awards carry dividend and voting rights from the date of grant.  Restricted shares are forfeited if the award holder departs the Company before vesting.  Options have no value unless the Company’s stock price rises over time, and the value of restricted shares over time also is directly proportionate to the market value of the Company’s stock.

The Committee’s recommendations on granting options and restricted stock awards are based on the evaluation of the Company’s performance in connection with year end results, the individual’s accomplishments and the position held by the individual.  Based on the Compensation Committee’s evaluation of the Company’s 2012 performance and individual accomplishments, 18,000 shares of   restricted shares were granted to certain NEOs (6,750 shares to Mr. O’Connor and 3,250 shares each to Messrs. Nolan, Santacroce and Manseau and 1,500 shares to Mr. Simson) on January 29, 2013, as part of the long term stock incentive program. These shares vest over seven years in three equal installments with the first installment vesting on February 15, 2018 and succeeding installments on each anniversary thereafter through February 15, 2020.  Dividends are paid on unvested restricted stock awards.

Retirement and Other Benefits

The Bank maintains a non-contributory, tax-qualified defined benefit pension plan (the “Pension Plan”) for eligible employees.  All employees at least age 21 who have completed at least one year of service are eligible to participate in the Pension Plan.  The Pension Plan provides for a benefit for each participant, including the NEOs (Named Executive Officers), in an amount equal to 1.50% of the participant’s average annual earnings multiplied by creditable service (up to 35 years) plus 1.00% of the participant’s average annual earnings multiplied by creditable service (in excess of 35 years) minus 0.49% of the participant’s final average compensation multiplied by creditable service (up to 35 years).  As required by law, the Pension Plan is covered by the insurance program of the Pension Benefit Guaranty Corporation.

The Bank also maintains a 401(k) plan for the benefit of its employees.  During 2012, the Bank matched 50% of the employee’s contributions up to 6% of pay (a maximum company match of 3% of pay).  All employees, including the NEOs, can defer a minimum of 1% and a maximum of 75% of their annual income as long as the deferred compensation does not exceed Internal Revenue Service (IRS) limits.

The Bank has a Supplemental Executive Retirement Plan (the “SERP”), under which additional retirement benefits are accrued for the CEO and CAO. Under the defined benefit component of the SERP, the amount of supplemental retirement benefits is based upon a benefit at normal retirement which approximates the differences between (i) the total retirement benefit the participant would have received under the Pension Plan without taking into account limitations on compensation and annual benefits; and (ii) the retirement benefit the participant is actually entitled to under the Pension Plan at normal retirement. Under the defined contribution component of the SERP, the amount of the supplemental retirement benefit is the difference between (i) the total matching contribution that would have been contributed by the Bank to the executive’s account under the 401(k) Plan based on the executive’s compensation, without taking into account limitations on compensation and annual benefits; and (ii) the maximum amount that could have been contributed to the executive’s account under the 401(k) Plan with respect to such compensation.

Perquisites and Other Personal Benefits

The Company provides NEOs with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain employees for key positions.  The NEOs are provided use of company automobiles and participation in the plans and programs described above.  Attributed costs of personal benefits described for the NEOs for the fiscal year ended December 31, 2012 are included in the “All Other Compensation” column of the “Summary Compensation Table.”

The Company and the Bank have entered into employment agreements with Messrs. O’Connor and Nolan, which are described under the heading “Employment Agreements.” The Company and the Bank have entered into change in control agreements with Messrs. Santacroce, Manseau and Simson, which are described under the heading “Change in Control Agreement.”

Tax Implications

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits deductions of compensation paid to NEOs (other than the CFO) to $1 million per year unless the compensation is “performance-based.”  Stock option grants are intended to qualify as performance-based compensation.  Although the Committee does not have a formal policy with respect to the payment of compensation in excess of the deductibility limits, compensation paid to the NEOs historically has fallen within the tax code limitations for deductibility.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Emanuel Arturi, Chairperson
Marcia Z. Hefter
Albert E. McCoy, Jr.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation paid to the Named Executive Officers for the years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Year		Salary	Bonus	Stock Awards	Non- Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings	All Other Compen -sation	Total
			(1)		(2)	(3)	(4)	(5)
Kevin M. O’Connor	2012		$400,000	-	$99,375	$107,100	$65,498	$60,783	$732,756
President & Chief	2011		$350,000	-	$227,564	$99,375	$78,383	$49,649	$804,971
Executive Officer	2010		$300,000	-	$214,700	$85,315	$24,337	$45,917	$720,269

Howard H. Nolan	2012		$255,000	-	$49,970	$50,050	$63,900	$44,284	$463,204
Senior Executive	2011		$240,000	-	$114,022	$49,970	$67,814	$40,625	$512,431
Vice President, Chief Administrative & Financial Officer	2010		$240,000	-	$118,315	$42,900	$39,481	$40,563	$481,259

Kevin L. Santacroce	2012		$235,000	-	$41,645	$41,950	$59,743	$29,268	$407,606
Executive Vice	2011		$220,000	-	$105,236	$41,645	$82,191	$24,064	$473,136
President &	2010		$210,000	-	$88,486	$34,125	$32,824	$23,007	$388,442
Chief Lending Officer

James J. Manseau	2012		$235,000	-	$41,645	$41,950	$28,973	$32,116	$379,684
Executive Vice President & Chief	2011		$220,000	-	$105,236	$41,645	$30,432	$25,408	$422,721
Retail Banking Officer	2010		$210,000	-	$92,730	$34,125	$16,020	$24,090	$376,965

Thomas H. Simson	2012		$175,000	-	$8,746	$21,850	$134,710	$20,362	$360,668
Senior Vice President & Chief Information Officer	2011	(6)	$165,000	-	$38,718	$34,984	$114,223	$19,042	$371,967

(1)                      Includes voluntary salary deferrals under the Company’s 401(k) Plan.

(2)                      The amounts shown reflect the grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718.

(3)                      The amounts represent cash awards to the NEOs under the short term incentive plan.

(4)                      Based on the same assumptions used for financial reporting purposes under generally accepted accounting principles for 2012, 2011, and 2010, respectively.  Reflects change in present value of accumulated benefits under the Pension and SERP for each NEO except Mr. Santacroce, Mr. Manseau and Mr. Simson, which reflects change in Pension Value only.

(5)                      See supplemental table below for All Other Compensation for 2012.

(6)                      Mr. Simson first served as a “named executive officer” for SEC reporting purposes in 2011.  Accordingly, compensation information is not provided for 2010.

	Itemization of All Other Compensation
	of Summary Compensation Table For 2012

			Dividends on
	Year	401(k) Contribution	Restricted Stock	Auto	Directors Fees	Total

Kevin M. O’Connor	2012	$7,500	$41,883	$4,900	$6,500	$60,783

Howard H. Nolan	2012	$7,500	$22,678	$7,606	$6,500	$44,284

Kevin L. Santacroce	2012	$6,944	$18,686	$3,638	$0	$29,268

James J. Manseau	2012	$7,357	$18,690	$6,069	$0	$32,116

Thomas H. Simson	2012	$5,112	$6,756	$8,494	$0	$20,362

EMPLOYMENT AGREEMENTS

Kevin M. O’Connor

The term of the employment agreement with Mr. O’Connor, President and Chief Executive Officer, and a Director of the Company and the Bank, is two-years, renewing daily, so that the remaining term is twenty-four months, unless notice of non-renewal is provided to the executive.  If his employment is terminated, his service on the Boards also terminates. Base salary is reviewed annually and can be increased but not decreased.  If Mr. O’Connor voluntarily terminates his employment, or his employment is terminated for cause, no benefits are provided under the agreement.  In the event (i) of the executive’s involuntary termination for any reason other than disability, death, retirement or termination for cause, or (ii) the executive’s resignation upon the occurrence of certain events constituting “constructive termination,” including a reduction in the executive’s duties, responsibilities or pay, the executive would be entitled to a severance benefit equal to a cash lump sum payment equal to twenty-four months base salary and the continuation of insurance coverage for twenty-four months.

In the event of a Change in Control, regardless of whether the executive’s employment terminates, Mr. O’Connor is entitled to a severance benefit equal to:

•	Three times his taxable income for the calendar year preceding the change in control;
•	Insurance coverage for three years following a termination of employment; and
•	Reimbursement for any excise taxes due on such payments and for the taxes due on such reimbursement.

Except in the event of a change in control, following termination of employment Mr. O’Connor is subject to non-compete restrictions.

Howard H. Nolan

Mr. Nolan serves as Senior Executive Vice President, Chief Administrative and Financial Officer of the Bank and the Company, and serves on the Board of Directors of the Bank and the Company.  Mr. Nolan entered into a new employment agreement with the Company and the Bank on June 25, 2012.  The term of the employment agreement is thirty-six months (three years from June 25, 2012).  Base salary is reviewed annually (with the first review performed in January 2013) and can be increased but not decreased.

If Mr. Nolan voluntarily terminates his employment without “good reason,” or his employment is terminated for cause, no benefits are provided under the agreement.

In the event (i) of the executive’s involuntary termination for any reason other than disability, death, retirement or termination for cause, or (ii) the executive’s resignation upon the occurrence of certain events constituting “good reason,” including a reduction in the executive’s duties, responsibilities or pay, the executive would be entitled to a severance benefit equal to a cash lump sum payment equal to twenty-four months base salary and the continuation of insurance coverage for twenty-four months.

In the event (i) of the executive’s involuntary termination for any reason other than cause, or (ii) the executive’s resignation upon the occurrence of certain events constituting “good reason,” including a reduction in the executive’s duties, responsibilities or pay, within one year following a change in control, the executive would be entitled to a severance benefit equal to a cash lump sum payment equal to:

•                 Three times his annual compensation for the calendar year preceding the change in control; and

•                 Continued health and medical insurance coverage for up to three years.

Except in the event of a change in control, following termination of employment Mr. Nolan is subject to non-compete restrictions.

CHANGE IN CONTROL AGREEMENTS

Kevin L. Santacroce, James J. Manseau and Thomas H. Simson

The Company and the Bank entered into change in control agreements with Messrs. Santacroce, Manseau and Simson which provide that upon an involuntary termination of employment for any reason other than cause, or the executive’s termination of employment for “good reason” (as such term is defined in the agreements) following a change in control and during the term of the agreement, the executive, as applicable, will be entitled to a severance benefit equal to:

•               3 times his annual compensation for the calendar year preceding the year of the change in control; and

•                 Continued insurance coverage for three years.

The amount of payments will be reduced, if necessary, to an amount that is $1.00 less than the amount that would otherwise be an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

The following table sets forth certain information pertaining to grants of Plan Based Awards to the NEOs during 2012.

GRANTS OF PLAN BASED AWARDS

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)			All other stock awards: number of shares or units(2) (f)	Grant date fair value of stock awards(3) (g)
Name (a)	Grant Date (b)	Threshold (c)	Target (d)	Maximum (e)
K. O’Connor	01/24/12 01/24/12	$75,000	$150,000	$300,000	5,044	$99,375

H. Nolan	01/24/12 01/24/12	$35,063	$70,125	$140,250	2,537	$49,970

K. Santacroce	01/24/12 01/24/12	$29,375	$58,750	$117,500	2,114	$41,645
				,
J. Manseau	01/24/12 01/24/12	$29,375	$58,750	$117,500	2,114	$41,645

T. Simson	01/24/12 01/24/12	$15,313	$30,625	$61,250	444	$8,746

(1)                      Amounts shown in column (c) reflect the minimum payout level under the Company’s Short-Term Incentive Plan which is 50% of the target amount shown in column (d).  The amount shown in column (e) is 200% of such target amount.  These amounts are based on the individual’s 2012 salary and position and are paid out 50% in restricted stock, which vests over five years with one third in each of years 3 through 5, and 50% in cash.

(2)                      The amounts shown in column (f) reflect the number of shares of restricted stock granted to the NEO pursuant to the Company’s 2012 Stock-Based Incentive Plan.

(3)                      The amounts included in column (h) reflect the full grant date fair value of the restricted stock awards calculated in accordance with FASB ASC No. 718.

The following table sets forth information regarding the value realized by our NEOs on option exercises and stock awards vested during the year ended December 31, 2012.

OPTIONS EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares acquired on exercise	Value realized on exercise	Number of Shares acquired on vesting	Value Realized on vesting
K. O’Connor	-	-	7,624	$163,230
H. Nolan	-	-	5,095	$108,767
K. Santacroce	-	-	4,254	$91,145
J. Manseau	-	-	3,390	$71,629
T. Simson	354	$7,145	2,380	$49,655

The following table sets forth information pertaining to outstanding equity awards held by the NEOs as of December 31, 2012:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards					Stock Awards
Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested		Market Value of shares or units of stock that have not vested(1)
K. O’Connor	-	-	-	-	724	(2)	$14,726
					734	(2)	$14,930
					8,000	(3)	$162,720
					1,000	(3)	$20,340
					4,810	(4)	$97,835
					4,000	(5)	$81,360
					3,739 7,000 5,044	(6) (7) (8)	$76,051 $142,380 $102,595

H. Nolan	300	-	$24.00	1/21/2014	937	(2)	$19,059
	75	-	$30.60	1/21/2015	567	(2)	$11,533
	5,333	-	$25.25	11/27/2016	3,182	(3)	$64,722
					667	(3)	$13,567
					2,870	(4)	$58,376
					2,000	(5)	$40,680
					1,880 3,500 2,537	(6) (7) (8)	$38,239 $71,190 $51,603

K. Santacroce	750	-	$24.00	1/21/2014	688	(2)	$13,994
	188	-	$30.60	1/21/2015	567	(3)	$11,533
	4,000	-	$25.25	11/27/2016	1,998	(3)	$40,639
					667	(4)	$13,567
					1,605	(4)	$32,646
					2,000	(5)	$40,680
					1,495 3,500 2,114	(6) (7) (8)	$30,408 $71,190 $42,999

J. Manseau	-	-	-	-	1,667	(2)	$33,907
					567	(2)	$11,533
					1,647	(3)	$33,500
					667	(3)	$13,567
					1,785	(4)	$36,307
					2,000 1,495 3,500 2,114	(5) (6) (7) (8)	$40,680 $30,408 $71,190 $42,999

T. Simson	750 188 4,000	-	$24.00 $30.60 $25.25	1/21/2014 1/21/2015 11/27/2016	657 400 544	(2) (2) (3)	$13,363 $8,136 $11,065
					180 285 440 361 1,500 444	(3) (4) (5) (6) (7) (8)	$3,661 $5,797 $8,950 $7,343 $30,510 $9,031

(1)                      Amounts based on closing price of our Common Stock as of December 31, 2012 ($20.34), as reported on the NASDAQ®.

(2)                      Vests over five years; one third in each year commencing in 2011 through 2013.

(3)                      Vests over five years; one third in each year commencing in 2012 through 2014.

(4)                      Vests over five years; one third in each year commencing in 2013 through 2015.

(5)                      Vests over seven years; one third in each year commencing in 2016 through 2018.

(6)                      Vests over five years; one third in each year commencing in 2014 through 2016.

(7)                      Vests over seven years; one third in each year commencing in 2017 through 2019.

(8)                      Vests over five years; one third in each year commencing in 2015 through 2017.

The following table sets forth certain information pertaining to the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, under the Pension Plan and the Supplemental Executive Retirement Plan.  The amounts reflected have been determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

PENSION BENEFITS

Name	Plan Name	Number of years credited service	Present value of accumulated benefit	Payments during Last Fiscal Year

K. O’Connor	Bridgehampton National Bank Pension Plan	4.17	$95,325	-

	Supplemental Executive Retirement Plan	4.17	$126,253	-

H. Nolan	Bridgehampton National Bank Pension Plan	5.50	$136,767	-

	Supplemental Executive Retirement Plan	5.50	$94,082	-

K. Santacroce	Bridgehampton National Bank Pension Plan	15.25	$268,586	-

J. Manseau	Bridgehampton National Bank Pension Plan	3.75	$84,867	-

T. Simson	Bridgehampton National Bank Pension Plan	15.33	$508,087	-

The Bank sponsors a defined benefit pension plan covering all employees hired before October 1, 2012. Benefits earned as of December 31, 2012 are based on years of service and the employee’s highest average compensation during five consecutive years of employment or all years of service, if less than five. Compensation used to determine benefits is all wages, tips, and other compensation as reported on form W-2, such as any amounts which are treated as salary reduction contributions under a 401(k) plan, a cafeteria plan or a qualified flexible benefits plan.  The Normal Benefit Form is a Single Life Pension with 60 payments guaranteed.  There are a number of optional forms of benefit available to the above participants, all of which are adjusted actuarially. Participants are eligible for early retirement upon attaining age 55.

As previously disclosed, the Bank maintains a SERP for the benefit of Messrs. O’Connor and Nolan. Amounts in the 401(k) Plan component of the SERP are credited with earnings each year in the same percentages as the participant’s account under the Bank’s 401(k) Plan earns income.

Payments under both the 401(k) Plan and defined benefit pension plan component of the SERP begin six months after the participant separates from service with the Bank.  In the event of a change in control of the Bank, the SERP will be terminated and amounts will be paid to participants in a single lump sum payment on the date of the change in control.

The following table shows, as of December 31, 2012, Bank contributions and earnings, and the aggregate vested account balances of Messrs. O’Connor and Nolan under the 401(k) Plan component of the SERP.  The vested balances under the pension plan component of the SERP are included in the Pension Benefits table.

Aggregate earnings in this table have not been reported in the Summary Compensation Table for 2012, 2011 and 2010, respectively as they are not “preferential” or “above market” as defined in SEC regulations.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
K. O’Connor	-	$15,047	$6,027	-	$50,083

H. Nolan	-	$6,778	$3,444	-	$27,904

POTENTIAL PAYMENT UPON TERMINATION OR A CHANGE IN CONTROL

Under the terms of their employment and change in control agreements, the NEOs are entitled to certain payments upon a termination of employment, including a termination of employment following a change in control. Additionally, the vesting of options and stock awards may accelerate upon a termination of employment or upon a change in control. Set forth below is information as of December 31, 2012, regarding potential payments to the NEOs following a termination of employment.

In addition, the NEOs are entitled to certain retirement benefits under plans maintained by the Bank or the Company that are not conditioned on a termination of employment or a change in control of the Bank or the Company. Messrs. O’Connor and Nolan are participants in the SERP described in the Nonqualified Deferred Compensation section of this proxy. Details regarding their vested benefits in the SERP are disclosed in the Pension Benefits table and the Nonqualified Deferred Compensation table of this proxy.

		Involuntary
	Involuntary	Termination after
Name	Termination	Change in Control	Disability		Death
K. O’Connor Stock Based Incentive Plans	-	$712,937(1)	$712,937	(1)	$712,937	(1)
Employment Agreement	$830,225(2)	$2,539,594(3)	$830,153	(4)	-

H. Nolan Stock Based Incentive Plans	-	$368,968(1)	$368,968	(1)	$368,968	(1)
Employment Agreement	$536,622(2)	$1,222,190(3)	$535,350	(4)	-

K. Santacroce Stock Based Incentive Plans	-	$297,656(1)	$297,656	(1)	$297,656	(1)
Change in Control Agreement		$647,411(3)

J. Manseau Stock Based Incentive Plans	-	$314,090(1)	$314,090	(1)	$314,090	(1)
Change in Control Agreement		$631,364(3)

T. Simson Stock Based Incentive Plans	-	$97,856(1)	$97,856	(1)	$97,856	(1)
Change in Control Agreement		$592,476(3)

(1)

This amount represents the value of unvested restricted stock awards that become fully vested upon death, disability, change in control of the Bank or Company, or retirement following the attainment of age 65.

(2)

This amount represents the sum of (i) two times base salary, and (ii) Bank contributions for continued health and medical coverage for 24 months. Amounts payable by the Bank on an event of termination or a voluntary resignation are subject to a one year non-compete restriction and the executive’s agreement not to disclose any confidential information.

(3)

In the event of a change in control, Messrs. O’Connor and Nolan are entitled to receive a lump sum payment equal to three times the executive’s annual compensation for the year immediately preceding the year of the change in control. The amount includes the value of the employer cost for continued health care coverage for a period of 36 months, and for Mr. O’Connor an excise tax indemnification payment of approximately $800,000. Messrs. Santacroce, Manseau and Simson are entitled to 3 times the executive’s annual compensation for the taxable year immediately preceding the year of the change in control and continued insurance coverage for 36 months. Messrs. Santacroce’s, Manseau’s and Simson’s cash severance is cut-back pursuant to the limitation under Section 280G of the Internal Revenue Code.

(4)

In the event of disability, Messrs. O’Connor and Nolan will receive their after-tax base salary and continued health and medical coverage for 2 years, less amounts payable under any disability programs. This amount represents the total payments and benefits that Messrs. O’Connor and Nolan would receive for such 2-year period, without reduction for taxes or amounts payable under any disability programs.

SECTION 16(a) BENEFICIAL OWNERSHIP REORTING COMPLIANCE

Our common stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934.  The officers and directors of the Company and beneficial owners of greater than 10% of our shares of common stock (“10% beneficial owners”) are required to file reports on Forms 3, 4 and 5 with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership.  Securities and Exchange Commission rules require disclosure in our Proxy Statement and Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the shares of common stock to file a Form 3, 4 or 5 on a timely basis.  Based on our review of such ownership reports, we believe that no officer, director or 10% beneficial owner of the Company failed to file such ownership reports on a timely basis for the year ended December 31, 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Sarbanes-Oxley Act of 2002 allows for loans made by the Bank, as an FDIC insured institution, to our executive officers and directors in compliance with federal banking regulations.  Federal banking regulations allow for loans made to executive officers or directors under a benefit program maintained by the Bank that is generally available to all other employees and that does not give preference to any executive officer or director over any other employee. The Bank offers its employees interest rate discounts of up to 100 basis points, based on years of service, for residential mortgage loans on their primary residence. Except for this interest rate discount with respect to loans to executive officers, loans to our directors and executive officers (and their immediate family members and companies in which they are principal owners), are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to, and do not involve more than the normal risk of collectability or present other unfavorable features.

During the year ended December 31, 2012, the Bank had one loan to an executive officer, Thomas H. Simson, CIO with the interest rate discount under the program available to all employees. The loan was a residential mortgage loan on his primary residence and; (i) the largest aggregate balance outstanding over the disclosure period was $151,658; (ii) the interest rate was 3.4%; (iii) principal balance at December 31, 2012 was $132,419; and (iv) principal and interest paid during the year ended December 31, 2012 was $19,808 and $4,850, respectively.

The Board (excluding any director involved in the transaction) reviews and approves all transactions between the Company or the Bank and any director or executive officer that would require proxy statement disclosure pursuant to Item 404(a).

DIRECTOR COMPENSATION

Cash Compensation Paid to Board Members

All of the members of the Board of Directors of the Company also serve on the Board of the Bank.  For 2012, each outside (non-employee) Director received an annual fee of $17,500 from the Bank.  The Chairperson of the Board of Directors receives an additional annual fee of $5,000.  The Vice Chairperson of the Board of Directors, the Chairperson of the Audit Committee, the Chairperson of the Compensation Committee and receive an additional annual fee of $2,500.  All Directors are compensated $500 for each Board meeting.  Outside Directors who are members of Board Committees are compensated $500 per meeting attended.

Equity Awards Program

In addition, each non-employee director received a $5,000 annual retainer in the form of restricted stock units.

Deferred Compensation Plan

The Directors Deferred Compensation Plan, effective April 1, 2009, is a nonqualified deferred compensation plan, which allows a Director to defer his or her annual retainer earned from May 1 to April 30 (the “Plan Year”) and to have such amounts invested in restricted stock units.  The value of a restricted stock unit will be determined based on the fair market value of a share of Common Stock, with fair market value determined based on the trailing 10-day average.  Directors who elect to defer will be deemed to defer their annual retainer as of the first day of each Plan Year, or May 1.  With respect to each Plan Year’s deferral, a Director will vest pro-rata during such Plan Year and will become fully vested after twelve months of service, except a Director will be fully vested upon disability, death or retirement.  All deferrals will be credited to a Director’s account as restricted stock units and distributions from the Plan will be made in shares of Common Stock.  The restricted stock units do not have any voting rights.  There are no preferential earnings on amounts deferred.  Dividends will be paid on restricted stock units, in the same amount as dividends paid on the Common Stock, and will accrue as additional restricted stock units.  At the time a Director elects to make a deferral election, he or she will also elect the time that the amounts credited to his or her account will be distributed and whether such amounts will be paid in a lump sum or installments.  Such payment shall be made at the time elected by the Director, which shall be the earlier of the Director’s cessation of service, a change in control of the Company or a specified date.

Director Summary Compensation Table

The following table sets forth information pertaining to the compensation paid by the Company to non-employee Directors for the fiscal year ended December 31, 2012.

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($)	Total ($)
Marcia Z. Hefter(3)	$36,700	$5,000	$41,700

Dennis A. Suskind(3)	$36,200	$5,000	$41,200

Emanuel Arturi	$36,500	$5,000	$41,500

Charles I. Massoud(3)	$34,000	$5,000	$39,000

Albert E. McCoy, Jr.	$34,700	$5,000	$39,700

Rudolph J. Santoro	$42,500	$5,000	$47,500

Thomas J. Tobin	$38,500	$5,000	$43,500

Antonia M. Donohue	$31,000	$5,000	$36,000

(1)            Kevin M. O’Connor, the Company’s President and CEO, and Howard H. Nolan, the Company’s Senior Executive Vice President and CAO, are not included in this table as they are Named Executive Officers of the Company.  The director fees received by Messrs. O’Connor and Nolan are shown in the Summary Compensation Table.

(2)            Directors Hefter, Suskind, Arturi, McCoy, Jr., Santoro and Donohue have elected to receive their annual fee in the form of deferred restricted stock units pursuant to the Directors Deferred Compensation Plan.

(3)          Option awards are outstanding to the Directors in the following amounts:  Marcia Z. Hefter and Charles I. Massoud each have options to purchase 375 shares, and Dennis A. Suskind has options to purchase 975 shares.

PROPOSAL II – ADVISORY NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION

The Board believes that the Company’s compensation programs and policies are centered on a pay for performance culture and are strongly aligned with the long-term interests of shareholders.

We are asking stockholders to vote in an advisory, non-binding manner to approve the compensation paid to our Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (including the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion).  Item 402 of Regulation S-K is the SEC regulation that sets forth the disclosure companies must include in their proxy statement as to compensation.  At the 2011 Annual Meeting of Shareholders, the Board of Directors recommended, and the stockholders approved, a non-binding vote in favor of holding an annual advisory vote on executive compensation.  As a result, the Board of Directors determined that the Company will hold an annual advisory vote to approve executive compensation.

This proposal, commonly known as a “Say on Pay” proposal, gives you as a shareholder the opportunity to vote on our executive pay program.  The Board of Directors is requesting shareholders to cast a non-binding advisory vote on the following resolution:

“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because this vote is advisory, it will not be binding upon the Board.  However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSAL III - RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Crowe Horwath LLP (“Crowe Horwath”) was the Independent Registered Public Accounting Firm of the Company for the year ended December 31, 2012, and has been selected to serve as the Company’s Independent Registered Public Accounting Firm for 2013.  Representatives of Crowe Horwath are expected to be present at the Annual Meeting.  They will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from shareholders.

Shareholder ratification of the selection of Crowe Horwath is not required by the Company’s bylaws or otherwise.  However, the Board is submitting the selection of the Independent Registered Public Accounting Firm to the shareholders for ratification as a matter of good corporate practice.  If the shareholders fail to ratify the selection of Crowe Horwath, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different Independent Registered Public Accounting Firm at any time during the year if it determines that such change is in the best interests of the Company and its shareholders.

Fees Paid To Crowe Horwath LLP

The following table presents fees for professional audit services rendered by Crowe Horwath for the audit of our annual financial statements and other professional services provided for the years ended December 31, 2012 and 2011.

Type of Fees	2012	2011

Audit Fees (1)	$199,500	$187,200
Audit Related Fees (2)	6,000	78,583
Tax Fees (3)	-	-
All Other Fees (4)	-	-

Total Fees	$205,500	$265,783

(1)

Audit fees for 2012 and 2011 consist of professional services rendered for the annual audit of our financial statements and audit of internal controls over financial reporting, along with the review of financial statements included in our quarterly reports.

(2)

Audit-related fees for 2012 consist of fees paid to Crowe Horwath LLP related to consent procedures associated with the registration statement filed with the SEC on Form S-3. Audit-related fees for 2011 consist of fees paid related to our acquisition of Hamptons State Bank and registration statements related to equity offerings.

(3)	Crowe Horwath did not provide any services to the Company relating to tax compliance, tax advice and tax planning during the fiscal years ended December 31, 2012 and 2011.
(4)	Crowe Horwath did not provide any other services to the Company during the fiscal years ended December 31, 2012 and 2011.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures for the pre-approval of the above fees. All requests for services to be provided by Crowe Horwath are submitted to the director of internal audit, who subsequently requests pre-approval from the Audit Committee Chairperson. A schedule of approved services is then reviewed and approved by the entire Audit Committee at the next Audit Committee meeting.

In order to ratify the selection of Crowe Horwath as the Company’s Independent Registered Public Accounting Firm for the 2013 fiscal year, the proposal must receive the affirmative vote of at least a majority of the votes cast at the Annual Meeting, either in person or by proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF CROWE HORWATH LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in the proxy materials for next year’s Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Company’s executive office, 2200 Montauk Highway, P.O. Box 3005, Bridgehampton, New York 11932, no later than December 3, 2013.  Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

ADVANCE NOTICE OF NOMINATIONS TO BE BROUGHT BEFORE AN ANNUAL MEETING

The Company’s Bylaws provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of shareholders.  In order for a shareholder to properly bring business before an annual meeting, the shareholder must give written notice to the Corporate Secretary not less than 90 days prior to the date of the Company’s proxy materials for the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not later than the close of business on the tenth day following the day on which public announcement of the date of such annual meeting is first made.  The Bylaws require that the notice must include, among other things, the shareholder’s name, record address, and number of shares owned, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the shareholder in the proposed business.  Nothing in this paragraph shall be deemed to require the Company to include in its annual meeting proxy statement any shareholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.  In accordance with the foregoing, advance notice for certain business or nominations to the Board of Directors to be brought before next year’s Annual Meeting of Shareholders must be given to the Company by January 2, 2014.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Annual Meeting other than the matters described above in this proxy statement.  However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act in accordance with their best judgment. Whether you intend to be present at this meeting or not, you are urged to return your signed proxy promptly.  For your convenience, you may also cast your vote electronically.

AN ADDITIONAL COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2012, WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS AS OF THE RECORD DATE UPON WRITTEN OR TELEPHONE REQUEST TO HOWARD H. NOLAN, SENIOR EXECUTIVE VICE PRESIDENT AND CORPORATE SECRETARY, 2200 MONTAUK HIGHWAY, P.O. BOX 3005, BRIDGEHAMPTON, NEW YORK 11932, OR CALL (631) 537-1001, EXT. 7255.

By Order of the Board of Directors

Howard H. Nolan

Senior Executive Vice President and Corporate Secretary

Bridgehampton, New York

April 2, 2013

REVOCABLE PROXY
BRIDGE BANCORP, INC.

THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BRIDGE BANCORP, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 3, 2013

The undersigned shareholder of Bridge Bancorp, Inc. (the "Company"), hereby appoints the full Board of Directors, with full powers of substitution, as attorneys in fact and agents for and in the name of the undersigned, to vote such shares as the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the offices of the Company's subsidiary, The Bridgehampton National Bank, 2200 Montauk Highway, Bridgehampton, New York 11932, on Friday, May 3, 2013 at 11:00 a.m. local time, and at any and all adjournments thereof.

Mark here if you no longer wish to receive paper annual meeting materials and instead view them online. ☐

Mark here if you plan to attend the meeting. ☐

Mark here for address change. ☐

Comments:

IMPORTANT ANNUAL MEETING INFORMATION

FOLD HERE – PLEASE DO NOT DETACH – PLEASE ACT PROMPTLY
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

X **PLEASE MARK VOTES AS IN THIS EXAMPLE**

	For	With-hold	For All Except
1. ELECTION OF DIRECTORS (except as marked to the contrary below):	☐	☐	☐

Nominees for Director Class B (three year term):
(01) Marcia Z. Hefter
(02) Emanuel Arturi
(03) Rudolph J. Santoro
(04) Howard H. Nolan

INSTRUCTION: To withhold authority to vote for any nominee(s), mark "For All Except" and write that nominee(s') name(s) or number(s) in the space provided below.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, an executed proxy will be voted "FOR" Items 1, 2, and 3.

Please be sure to date and sign this proxy card in the box below.

Date

Sign above — Co-holder (if any) sign above

When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

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